Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 7, 2013, with respect to the consolidated financial statements and internal control over financial reporting (which internal control report included an adverse opinion) included in the Annual Report of Asset Acceptance Capital Corp. and subsidiaries on Form 10-K/A for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Asset Acceptance Capital Corp. and subsidiaries on Forms S-3 (File No. 333-151112 effective June 3, 2008, and 333-180975 effective April 26, 2012) and on Form S-8 (File No. 333-124958 effective June 23, 2008, 333-181354 effective May 11, 2012, and 333-124958 effective August 29, 2012).

/s/ Grant Thornton

Chicago, Illinois
April 26, 2013